SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  April 3, 2000


                         FLEXTRONICS INTERNATIONAL LTD.
             (Exact Name of Registrant as Specified in Its Charter)


                                    Singapore
                 (State or Other Jurisdiction of Incorporation)



         0-23354                                     Not Applicable
        (Commission                                 (IRS Employer
       File Number)                                 Identification No.)


11 Ubi Road 1, #07-01/02, Meiban Industrial Building, Singapore     408723
                (Address of Principal Executive Offices)          (Zip Code)


                                  (65) 844-3366
              (Registrant's Telephone Number, Including Area Code)

                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)



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Item 2:  Acquistion or Disposition of Assets.

     On April 3, 2000, Flextronics International Ltd., a Singapore company ("Flextronics"), completed its merger of The DII Group, Inc., a Delaware corporation ("DII"), pursuant to an Agreement and Plan of Merger dated November 22, 1999 (the "Merger Agreement"). The transaction was accomplished by merging a wholly owned subsidiary of Flextronics into DII. DII survived the merger and became a wholly owned subsidiary of Flextronics. The merger was accounted for as a "pooling of interests" transaction for accounting purposes and was structured to be a "tax-free" reorganization for federal income tax purposes. The directors and executive officers of Flextronics were not changed as a result of the merger. Prior to the merger, DII was in the business of providing electronics design and manufacturing services to original equipment manufacturers primarily in the telecommunications, data communications, high-end computing and medical devices industries. Now that the merger has been consummated, DII will continue its historical business.

     Pursuant to the terms of the Merger Agreement, each share of DII common stock, par value $0.01 per share, was converted into a right to receive 1.61 Flextronics ordinary shares, par value S$0.01 per share. No fractional Flextronics ordinary shares were be issued in connection with the merger, but in lieu thereof each holder of DII common stock who would otherwise be entitled to receive a fraction of a Flextronics ordinary share, after aggregating all Flextronics ordinary shares to be received by such holder, will receive from Flextronics an amount of cash equal to $70.4375 multiplied by the fraction of a Flextronics ordinary share to which such holder would otherwise be entitled.

     By virtue of the merger and without the need for any further action on the part of any holders thereof, each issued and outstanding option and other rights to purchase DII common stock immediately outstanding prior to the effective of the merger was assumed by Flextronics and converted into an option or other right to purchase that number of Flextronics ordinary shares determined by multiplying the number of shares of DII common stock subject to such DII option or other right to purchase immediately prior to the effective time of the merger by 1.61, subject to rounding down to eliminate fractional shares, at an exercise price per Flextronics ordinary share equal to the exercise price per share of DII common stock that was in effect for such DII option or other right to purchase immediately prior to the effective time divided by 1.61, subject to rounding up to the nearest whole cent.

     Pursuant to these exchange ratios, in the merger, Flextronics issued approximately 63.1 million Flextronics ordinary shares, and assumed outstanding options and other rights to purchase approximately 5.2 million Flextronics ordinary shares.

     The exchange ratio was determined on the basis of, among other things (i) a comparison of certain financial and stock market information for Flextronics and certain financial information for DII with similar types of information for certain other companies in businesses similar to those of Flextronics and DII; and (ii) discussions between senior management of Flextronics and DII regarding the business and prospects of their respective companies.

     Furthermore, the officers, directors, ten percent stockholders and other "affiliates" of DII (within the meaning of Rule 145 or Rule 405 of the Securities Act) were obligated to each enter into an affiliates agreement, primarily to agree to abide by certain restrictions on the transfer of the securities of Flextronics and DII to help assure the ability of Flextronics to treat the merger as a "pooling of interests" for accounting purposes.

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Item 7:  Financial Statements, Pro Forma Financial Information and Exhibits.

     (a)  Financial Statements of Business Acquired.

     It is impracticable for Flextronics to currently provide the required financial statements for DII called for by Item 7(a). Pursuant to paragraph
(a)(4) of Item 7 of Form 8-K, the financial statements of DII required to be filed under paragraph (a) of this Item 7 will be filed as soon as practicable, but not later than required by Item 7 of Form 8-K.

     (b)  Pro Forma Financial Information.

     It is impracticable for Flextronics to currently provide the pro forma financial information with respect to the acquisition of DII by Flextronics called for by this Item 7(b). Pursuant to paragraphs (b)(2) and (a)(4) of Item 7, the pro forma financial statements required to be filed under paragraph (b) of this Item 7 will be filed as soon as practicable, but not later than required by paragraphs (b)(2) and (a)(4) of Item 7 of Form 8-K.

     (c)  Exhibits.

         The following exhibits are filed herewith:

              2.01 Agreement and Plan of Merger dated as of November 22, 1999 by and among Flextronics International Ltd., Slalom Acquisition Corp. and The DII Group, Inc. (Incorporated by reference to Exhibit 2.01 to Flextronics' current report on Form 8-K, filed with the Commission on December 6, 1999.)

              99.01 Press Release issued by Flextronics on April 3, 2000 announcing the closing of the merger.



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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                             FLEXTRONICS INTERNATIONAL LTD.




Date: April 17, 2000                         By: /s/ Robert R. B. Dykes
                                                 -------------------------------
                                                 Robert R. B. Dykes
                                                 President, Systems Group and
                                                  Chief Financial Officer



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                                  EXHIBIT INDEX



2.01 Agreement and Plan of Merger dated as of November 22, 1999 by and among Flextronics International Ltd., Slalom Acquisition Corp. and The DII Group, Inc. (Incorporated by reference to Exhibit 2.01 to Flextronics' current report on Form 8-K filed with the Commission on December 6, 1999.)

99.01 Press Release issued by Flextronics on April 3, 2000 announcing the closing of the merger.